Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for the Second Quarter Ended September 30, 2013 and Declares $0.05 Bonus Dividend

MCLEAN, Va., Nov. 6, 2013 /PRNewswire/ -- Gladstone Investment Corporation (NASDAQ: GAIN) (the "Company") today announced earnings for its second quarter ended September 30, 2013. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

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Summary Information: (dollars in thousands, except per share data):

	September 30, 2013	June 30, 2013	Change	% Change
For the Quarter Ended:
Total investment income	$11,359	$7,398	$3,961	53.5%
Total expenses	(5,131)	(3,365)	1,766	52.5
Net investment income	6,228	4,033	2,195	54.4
Net investment income per common share	0.24	0.15	0.09	60.0
Cash distribution per common share	0.15	0.15	—	—
Total realized gain	24,804	—	24,804	NM
Total unrealized depreciation	(16,093)	(10,522)	(5,541)	(52.5)
Total unrealized appreciation (depreciation) excluding reversal of previously-recorded appreciation upon realization	1,690	(10,522)	12,212	NM
Net increase (decrease) in net assets resulting from operations	14,939	(6,519)	21,444	NM
Weighted average yield on interest-bearing investments	12.6%	12.5%	0.1%	0.8
Total dollars invested	$20,429	$35,590	$(15,161)	(42.6)
Total dollars repaid	19,860	2,340	17,520	748.7

As of:
Total investments at fair value	$287,212	$308,327	$(21,115)	(6.8)%
Fair value as a percent of cost	81.1%	85.7%	(4.6)%	(5.4)
Total net assets	$241,440	$230,472	$10,968	4.6
Net asset value per common share	9.12	8.70	0.42	4.8
Asset coverage ratio	328%	283%	45%	15.9
Number of portfolio companies	24	24	—	—

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended September 30, 2013, the following significant events occurred:

  $25 Million Realized Gain from Investment Exit: In August 2013, the Company's portfolio company Venyu Solutions, Inc. ("Venyu") was sold.  As a result of the sale, the Company received net cash proceeds of $32.2 million, resulting in a realized gain of approximately $24.8 million and dividend income of $1.4 million.  In addition, the Company received full repayment of its debt investment of $19 million in principal repayment and $1.9 million in fee income. The Company's original $6.0 million equity investment generated a 5.5 times return, including dividends received, equating to an 84.3% annual internal rate of return.
  New Portfolio Activity: The Company invested $20.0 million in a new debt and equity investment, Schylling, Inc.
  Recurring Distributions:  The Company paid monthly cash distributions for each of July, August and September 2013 to common stockholders of $0.05 per common share and to preferred stockholders of $0.1484375 per preferred share of the Company's 7.125% Series A Cumulative Term Preferred Stock ("Term Preferred Stock").

Second Quarter 2014 Results: Net Investment Income for the quarters ended September 30 and June 30, 2013 was $6.2 million, or $0.24 per share, and $4.0 million, or $0.15 per share, respectively, an increase of 54.4%. The increase in Net Investment Income for the quarter ended September 30, 2013, as compared to the prior quarter, was primarily due to the dividend and fee income related to the sale of Venyu. This was partially offset by an increase in the incentive fee expense by $1.4 million, when compared to the prior quarter. Excluding the impact of the Venyu sale, Net Investment Income increased approximately 5.2% quarter over quarter.

Net Increase (Decrease) in Net Assets Resulting from Operations for the quarters ended September 30 and June 30, 2013 was $14.9 million, or $0.57 per share, and $(6.5) million, or $(0.25) per share, respectively. The quarter over quarter change is primarily due to the aforementioned realized gain on the Venyu sale and related reversal of previously-recorded unrealized appreciation upon realization, resulting in a net $7.4 million increase in the quarter ended September 30, 2013. Additionally, unrealized appreciation (depreciation) excluding reversal of previously-recorded appreciation upon realization increased $12.2 million as compared to the prior quarter.

Subsequent Events: After September 30, 2013, the following events occurred:

  Portfolio Activity:  The Company invested $16.3 million in Alloy Die Casting Co. through a combination of debt and equity.  The Company's affiliated fund, Gladstone Capital Corporation participated as a co-investor by providing $7.0 million of debt and equity financing on the same terms. Additionally, the Company received full repayment of its debt investments in Channel Technologies Group, LLC ("Channel") in the aggregate amount of $16.2 million.  The prepayment of the debt investments resulted in $0.8 million of success fee income.  Simultaneously, the Company invested $1.3 million in additional preferred and common equity securities in Channel.  Lastly, the Company sold its portfolio company ASH Holdings Corp. ("ASH") to certain members of the existing management team at ASH.  As a result of the sale, the Company received minimal net cash proceeds, recognized a realized loss of approximately $11.4 million and has retained a $5.0 million accruing revolving credit facility in ASH.
  20% Increase in Common Distributions Declared:  Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
October 22, 2013	October 31, 2013	$0.06	$0.1484375
November 14, 2013	November 29, 2013	0.06	0.1484375
December 16, 2013	December 31, 2013	0.06	0.1484375
	Total for the Quarter	$0.18	$0.4453125

The monthly common distributions for the quarter ending December 31, 2013 represent a 20% increase from the common distributions declared by the Company's Board of Directors for the quarter ended September 30, 2013. The October 2013 common distribution will represent the 100th consecutive monthly common distribution the Company has made since its initial public offering in June 2005.

  $0.05 One-time Bonus Distribution on Common Stock Declared:  Today the Company's Board of Directors declared the following one-time bonus cash distribution to common stockholders:

Record Date	Payment Date	Distribution per Common Share
November 18, 2013	November 29, 2013	$0.05

Conference Call for Stockholders: The Company will hold its earnings release conference call Thursday, November 7, 2013, at 8:30 a.m. EST. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through December 6, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10029738. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through January 7, 2014.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 100 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 200, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended September 30, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations, www.gladstone.com, +1-703-287-5893